Exhibit 1
Japan
This description of Japan is dated August 20, 2008 and appears as Exhibit 1 to Japan’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2008.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF OR GUARANTEED BY JAPAN.
FURTHER INFORMATION
This document appears as an exhibit to Japan’s Annual Report filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2008. Additional information with respect to Japan is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.
In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on August 15, 2008, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was 110.34 =$1.00, and the noon buying rate on August 15, 2008 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥110.48 =$1.00. See “Foreign Trade and Balance of Payments — Foreign Exchange Rates”.
References herein to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years.

Japan
GENERAL
Area and Population
Japan, an archipelago in the western Pacific, consists of four main islands (Hokkaido, Honshu, Kyushu and Shikoku) which are mostly mountainous located in the same approximate range of latitude as the east coast of the United States north of Florida. The total area of Japan is approximately 146,000 square miles, which is slightly less than that of California and about 4% of the United States. It is bordered by the Sea of Japan to the west and north, and by the Pacific Ocean to the east and south.
Japan has a total population of approximately 127.7 million (estimated as of July 1, 2008). It has one of the highest population densities in the world and approximately 23% of its people (estimated as of October 1, 2007) are concentrated in three metropolitan areas (Tokyo, Osaka and Nagoya). Japan’s average annual rate of population increase during the years 2003-2007 was 0.01%. Japan’s population increased 0.001% during the 12 months ended October 1, 2007.
Government
The legislative power in Japan is vested in the Diet, which currently consists of a House of Representatives having 480 members and a House of Councillors having 242 members. Members of both houses are elected by direct universal suffrage, except that some members of each house are elected by proportional representation. The power of the House of Representatives is superior to that of the House of Councillors in respect of approving the national budget and electing the Prime Minister.
The executive power is vested in the Cabinet consisting of a Prime Minister, elected by the Diet from among its members, and other Ministers appointed by the Prime Minister, a majority of whom must be members of the Diet. The judicial power is vested in the Supreme Court and such lower courts as are established by law.
Japan’s 47 prefectures, and its cities, towns and villages, have a certain degree of local autonomy through popularly elected legislative bodies and chief executives. The central government exercises its influence on local governments indirectly through financial aid and prescribing standards of local administration.
Political Parties
Members of the House of Representatives are elected for four-year terms unless the House of Representatives is dissolved prior to expiration of their terms. The House of Representatives was dissolved on August 8, 2005 and an election was held on September 11, 2005. Three-hundred members were elected from single-member districts and 180 members were elected through a proportional representation process from 11 regional districts. The House of Councillors currently consists of 242 members who are elected for six-year terms with one-half of the membership being elected every three years. In an election in July 2007, 121 members were elected, of which 48 members were elected through a proportional representation system and 73 members were elected from 47 districts that correspond to one metropolis and 46 prefectures of Japan. Currently, the House of Councillors consists of 121 members who were elected in July 2004 and 121 members who were elected in July 2007.

The following tables set forth the membership by political party of the House of Representatives as of April 30, 2008 and the House of Councillors as of August 10, 2008.

House of
Representatives
Liberal Democratic Party	304
Democratic Party of Japan and Club of Independents	114
New Komeito	31
Japanese Communist Party	9
Social Democratic Party	7
The People’s New Party and Political group of OKINAWA revolution and Group of Independents	6
Independents	9
Vacancies	0

Total	480

House of
Councilors
The Democratic Party, The Shin-Ryokufukai, The People’s New Party, New Party Nippon	120
Liberal Democratic Party and Group of Independents	84
New Komeito	21
Japanese Communist Party	7
Social Democratic Party	5
Independents	5
Vacancies	0

Total	242

International Organizations
Japan is a member of the United Nations and other international organizations, including the International Monetary Fund, International Bank for Reconstruction and Development, International Development Association, International Finance Corporation, International Fund for Agricultural Development, Multilateral Investment Fund, Multilateral Investment Guarantee Agency, Asian Development Bank, African Development Bank, African Development Fund, European Bank for Reconstruction and Development, Inter-American Development Bank and Inter-American Investment Corporation. See “Subscriptions to International Financial Organizations”.

THE ECONOMY
General
Japan has a highly advanced and diversified economy, which has developed in response to changing conditions in Japan and the world. During the era of high economic growth in the 1960s and the early 1970s, the expansion was based on the development of heavy industries consuming large quantities of resources. During the 1980s, there was rapid growth in high value-added industries, such as electronics and precision instruments, which employ high level technology and consume relatively low quantities of resources. The service sector of the economy grew significantly during the 1980s and 1990s.
The Japanese economy experienced a significant downturn starting with the early 1990s, in the aftermath of the collapse of the “bubble” economy, which has been characterized by, among other things, a depreciation in asset values (particularly affecting the domestic real estate and securities markets), reduced capital investment and housing construction and the deterioration in credit quality of loans and other assets in the financial system. In the wake of failures of Japanese banks and other financial institutions, beginning in JFY 1997, a series of legislative measures were taken to stabilize the Japanese financial system, including legislation authorizing the Japanese government to temporarily nationalize financially troubled Japanese banks under certain circumstances. Several banks have been nationalized in recent years, and some of these banks have subsequently been returned to private sector ownership. The economic situation was extremely severe from the late 1990s to the early 2000s due to decreases in demand, including personal consumption, business investment and housing investment, reflecting the deterioration in consumer and corporate sentiments arising from concerns about employment prospects and the direction of the domestic and world economies.
Since JFY 2002 the Japanese economy has shown signs of recovery, such as increases in corporate profits, exports and production. The provisional real growth rate of Japan’s GDP was 2.5% for JFY 2006 and 1.6% for FY2007, and Japan’s nominal GDP also grew by 0.6% for JFY 2007. In JFY 2008, the Japanese economy is expected to continue a self-sustaining recovery led by private demand.
Economic Policies
The Japanese government started structural reform from 2001 and produced significant results in terms of Japanese economic recovery. The Japanese government resolutely implemented regulatory reforms and fiscal consolidation under the principle of “No growth without reform” and aimed at steady economic growth.
With regard to fiscal policies, in the draft budget for FY2007, the government bond dependency ratio dropped for the third straight year, and the general-account primary balance improved for the fourth straight year. These results represent a steady step toward fiscal consolidation. Under “Basic Policies for Economic and Fiscal Management and Structural Reform 2006” (July 2006) (“Basic Policies 2006”), which describes the principles of the government’s economic and fiscal policy, the government set the following medium-to long-term targets for advancing fiscal consolidation:
Phase II (FY 2007 to early 2010s)
•
The government will make efforts to advance fiscal consolidation as much as it did in Phase I (advancing of fiscal consolidation by the Koizumi Cabinet from FY2001 to FY2006), and to achieve a surplus in the primary balance of the central and local governments combined by FY2011.

•
With the aim to restore the primary balance of the financially pressed central government as much as possible, the government will promote financial reconstruction while securing a central and local balance.

•
The local governments will maintain a surplus trend by reducing their expenditure while keeping the reduction pace with that of the central government and, in terms of revenue, securing the total amount of general revenues required.

Phase III (early 2010s to mid-2010s)
•
Even after achieving a surplus in the primary balance, the central and local governments will continue to make efforts to improve the primary balance, and secure a certain amount of surplus. In doing so, while maintaining steady economic growth, they will ensure the prevention of a divergence in the ratio of debts of the central and local governments to GDP, and stable reduction of the ratio.

•
Also, with respect to the central government alone, the government will aim to prevent a divergence in the ratio of the debts of the central government to the GDP and reduce the ratio in a stable manner.

Along with this schedule, the Japanese government implemented thorough expenditure cuts in the FY2007 budget. “Basic Policies for Economic and Fiscal Reform 2007” (June 2007) also kept the medium- to long-term targets for advancing fiscal consolidation. The budget for FY2008 was also formulated based on the principles set forth in Basic Policies 2006, with emphasis on (1) prioritizing budget allocation to essential expenditures while implementing thorough expenditure reforms, and (2) through a review of all expenditure items, thoroughly eliminating wasteful expenditures.
Under the principle of “no fiscal reconstruction without growth”, the Japanese government aims to bring about economic revitalization and fiscal consolidation simultaneously.
Gross Domestic Product and National Income
The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2003 through JFY 2007.

Gross Domestic Product

						Percentage
						of JFY
	JFY	JFY	JFY	JFY	JFY	2007
	2003	2004	2005	2006	2007	GDP
	(yen amounts in billions)
Total Consumption
Private sectors	¥282,563	¥284,173	¥287,531	¥291,486	¥294,731	57.2%
Public sectors	88,613	89,785	90,577	89,912	90,717	17.6

	371,177	373,958	378,108	381,397	385,449	74.8

Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	67,397	71,504	76,245	80,946	81,196	15.8
Residential Construction	17,936	18,414	18,387	18,828	16,613	3.2
Public sectors	27,139	24,002	22,993	21,149	21,131	4.1

	112,472	113,919	117,625	120,924	118,940	23.1

Additions to Business Inventories
Private sectors	845	1,409	1,301	2,528	2,437	0.5
Public sectors	59	275	253	201	254	0.0

	904	1,684	1,554	2,729	2,691	0.5

Net Exports of Goods and Services	9,195	8,929	6,502	7,134	8,004	1.6

Nominal Gross Domestic Expenditures	¥493,748	¥498,491	¥503,789	¥512,184	¥515,083	100.0%

Real Gross Domestic Expenditures(a)	¥517,713	¥527,983	¥540,706	¥554,113	¥562,826

Surplus of the Nation on Current
Account Exports of Goods and Services and Other Receipts from Abroad	12,787	14,749	19,164	22,700	26,630
Less: Imports of Goods and Services and Other Payments Abroad	(4,001)	(4,721)	(5,960)	(7,702)	(9,021)

	8,786	10,029	13,204	14,999	17,610

Gross National Income	¥502,534	¥508,519	¥516,992	¥527,183	¥532,693
Percentage Changes of GDP from Previous Year
At Nominal Prices	0.8%	1.0%	1.1%	1.7%	0.6%
At Real Prices(a)	2.1	2.0	2.4	2.5	1.6
Deflator	-1.3	-1.0	-1.3	-0.8	-1.0

(a)	Real prices are based on calendar year 2000.
Source: Economic and Social Research Institute, Cabinet Office.

The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for each of the eight quarters ended March 31, 2008.
Quarterly Gross Domestic Product(a)

	JFY 2006				JFY 2007
	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(yen amounts in billions)
Nominal Gross Domestic Expenditures(b)	¥507,986	¥508,749	¥513,842	¥517,230	¥514,730	¥514,703	¥514,119	¥515,337

Real Gross Domestic Expenditures(b)(c)	¥549,700	¥550,843	¥556,249	¥561,747	¥559,369	¥560,749	¥564,095	¥568,494

Percentage Changes of GDP from Corresponding Quarter of Previous Year At Nominal Prices(d)	0.5%	0.2%	1.0%	0.7%	-0.5%	-0.0%	-0.1%	0.2%
At Real Prices(c)(d)	0.9	0.2	1.0	1.0	-0.4	0.2	0.6	0.8
Deflator	-1.2	-0.8	-0.6	-0.6	-0.5	-0.6	-1.3	-1.5

(a)	Quarterly GDP financial data are subject to change.

(b)	Numbers are based on seasonally-adjusted GDP figures.

(c)	Real prices are based on calendar year 2000.

(d)	Percentage changes are based on seasonally-adjusted GDP figures.
Source: Economic and Social Research Institute, Cabinet Office.
The following table sets forth national income for calendar year 2002 through calendar year 2006.
National Income

	2002	2003	2004	2005	2006
	(yen amounts in billions)

Domestic Factor Income	¥350,477	¥348,422	¥350,779	¥356,622	¥356,110
Net Income from Abroad	8,193	8,524	9,620	11,849	14,418

National Income at Factor Cost	¥358,670	¥356,946	¥360,399	¥368,471	¥370,529

Percentage Changes of Income at Factor Cost from Previous Year	-0.8%	-0.5%	1.0%	2.2%	0.6%

Source: Economic and Social Research Institute, Cabinet Office.

Industry
The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for 2002 through 2006.
GDP by Industrial Sectors (at nominal prices)

	2002	2003	2004	2005	2006
Industry
Agriculture, Forestry and Fisheries	1.7%	1.7%	1.6%	1.5%	1.5%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	20.6	21.0	21.2	21.5	21.3
Construction	6.9	6.6	6.6	6.4	6.3
Electric Power Generation, Gas and Water	2.7	2.6	2.6	2.4	2.2
Wholesale and Retail Trade	13.8	13.5	13.6	13.8	13.5
Finance and Insurance	6.8	7.0	6.8	7.0	6.9
Real Estate	12.1	12.2	12.0	12.0	11.9
Transportation and Communication	7.0	7.0	6.9	6.7	6.6
Services	21.1	21.3	21.1	21.5	21.4

Total	92.9	92.9	92.4	92.7	91.7
Public Services
Electric Power Generation, Gas and Water	1.0	1.0	1.0	1.0	1.0
Services	2.8	2.8	2.7	2.7	2.6
Public Administration	5.7	5.7	5.7	5.7	5.6

Total	9.6	9.5	9.4	9.4	9.3
Non-Profit Services	1.9	1.9	2.0	2.0	2.1

Total	104.4%	104.4%	103.7%	104.1%	103.1%

Source: Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.
Energy
The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 2002 through JFY 2006.
Sources of Primary Energy Supplied

	Total Primary
	Energy Supplied
JFY	(peta-joule)	Oil	Coal	Nuclear	Natural Gas	Other
2002	22,978	49.7	19.6	11.3	13.6	5.8
2003	23,047	50.0	20.2	9.1	14.4	6.3
2004	23,664	48.1	21.4	10.5	13.9	6.1
2005	23,780	49.0	20.3	11.2	13.8	5.7
2006	23,770	47.1	20.5	11.2	15.1	6.1

Source: Agency of Natural Resources and Energy, Ministry of Economy, Trade and Industry, Report on Energy Supply and Demand.
The table below sets forth information regarding crude oil imports for JFY 2003 through JFY 2007.

	JFY	JFY	JFY	JFY	JFY
	2003	2004	2005	2006	2007
Volume of imports (thousand kilo-liters per day)	671	666	689	667	666
Cost of imports (c.i.f. in billions of yen)	¥5,132	¥6,362	¥9,989	¥11,364	¥13,692
Average price (c.i.f. in yen kilo-liters)	¥20,955	¥26,158	¥39,736	¥46,659	¥56,329

Source: Customs and Tariff Bureau, Ministry of Finance.

Japan has historically depended on oil for most of its energy requirements and almost all its oil is imported, mostly from the Middle East. Oil price movements thus have a major impact on the domestic economy. Recently, as the demand for oil in emerging economies such as China and India has expanded and the geopolitical tension in the Middle East worsened, crude oil prices increased significantly.
Japan has worked to reduce its dependence on oil by encouraging energy conservation and the use of alternative fuels. In addition, a restructuring of industry, with emphasis shifting from primary industries to processing and assembly type industries and from manufacturing industry to service industry, has also contributed to the reduction of oil consumption.
The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 2002 through JFY 2006.

	JFY	JFY	JFY	JFY	JFY
	2002	2003	2004	2005	2006
	(megawatts)
Electric power generating capacity(a):
Fossil Fuel	172,889	174,721	177,472	175,767	176,339
Nuclear	45,907	45,742	47,122	49,580	49,467
Hydro-electric	46,545	46,781	46,803	47,357	47,375
Other	787	1,043	1,304	1,764	2,349

Total	266,129	268,287	272,701	274,468	275,529

Electric power generation:
Fossil Fuel	710,575	745,488	747,069	761,826	755,049
Nuclear	295,095	240,013	282,442	304,755	303,426
Hydro-electric	91,801	104,138	103,147	86,350	97,340
Other	3,789	4,317	4,683	4,981	5,297

Total	1,101,260	1,093,956	1,137,341	1,157,911	1,161,112

(a)	At the end of fiscal year — March 31.
Source: Handbook of Electric Power Industry, Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry.
Price Indices
The table below sets forth information concerning changes in Japan’s wholesale and consumer price indices for the periods indicated.

	Corporate Goods		Consumer Price
	Price Index(a)		Index(b)
		Annual		Annual
	Index(c)	% Change	Index	% Change

2003	97.1	-0.8	100.3	-0.3
2004	98.4	1.3	100.3	0.0
2005	100.0	1.7	100.0	-0.3
2006	102.2	2.2	100.3	0.3
2007	104.0	1.8	100.3	0.0

(a)	All commodities. Calendar year 2005=100. Source: Domestic Corporate Goods Price Index, Bank of Japan.

(b)	General index. Calendar year 2005=100. Source: Consumer Price Index, Statistics Bureau, Ministry of Internal Affairs and Communications.

(c)	Indices are calculated using the monthly averages.

Labor
The number of employees has been on an upward trend since 2004. In 2006, the average employment was estimated at 63.8 million, of which 27.0% were employed in mining, manufacturing and construction, 4.3% were employed in agriculture, forestry and fisheries, and 67.7% in services and other sectors. In 2007, the average employment was estimated at 64.1 million, of which 26.8% were employed in mining, manufacturing and construction, 4.2% were employed in agriculture, forestry and fisheries, and 67.7% were employed in services and other sectors. The unemployment rate (seasonally adjusted) in Japan gradually increased from 1990 to 2002, but has gradually decreased since 2003. It ranged between 3.6% and 4.0% during 2007. The unemployment rate was 3.8% for March, 4.0% for April, 4.0% for May and 4.1% for June, the most recent four months for which statistics are available.
The table below sets forth information regarding wage index (total cash earnings (nominal)) and industrial production index (manufacturing and mining) for the periods indicated.

			Industrial
	Wage Index(a)		Production Index(b)
		Annual		Annual
	Index	% Change	Index	% Change

2003	100.1	-0.7	94.1	3.0
2004	99.4	-0.7	98.7	4.9
2005	100.0	0.6	100.0	1.3
2006	100.2	0.3	104.5	4.5
2007	99.5	-0.7	107.4	2.8

(a)	Calendar year 2005=100. Source: Monthly Labour Survey, Ministry of Health, Labour and Welfare.

(b)	Calendar year 2005=100. Source: Ministry of Economy, Trade and Industry.

(c)	Indices are calculated using the monthly averages.

‘FOREIGN TRADE AND BALANCE OF PAYMENTS
Foreign Trade
Japan is one of the leading trading nations of the world, ranking fourth to Germany, China and the United States in merchandise exports and imports among the IMF member countries in 2007.
The trade surplus decreased from ¥10,186 billion in 2003 to ¥7,902 billion in 2006 as exports and imports increased. However, exports grew faster than imports in 2007, and as a result of this, trade surplus increased to ¥10,796 billion compared to ¥7,902 billion in the previous year.
The following tables set forth information relating to foreign trade for the years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)
Foreign Trade of Japan

							Terms of
	Value Index(a)		Quantum Index(a)		Unit Value(a) Index		Trade(b)
	Exports	Imports	Exports	Imports	Exports	Imports	Index
2003	105.6	108.4	102.5	107.1	103.0	101.2	101.8
2004	118.4	120.2	113.4	114.6	104.4	104.9	99.5
2005	127.1	139.1	114.4	117.9	111.1	118.0	94.2
2006	145.7	164.5	123.2	122.3	118.2	134.5	87.9
2007	162.5	178.6	130.4	118.8	124.6	150.3	82.9

(a)	Calendar year 2000=100.

(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.
Source: Japan Tariff Association, Ministry of Finance.

Composition of Japan’s Exports and Imports

	2003		2004		2005		2006		2007
	(yen amounts in billions)

JAPAN’S EXPORTS
Textile Products	¥900	1.7%	¥932	1.5%	¥919	1.4%	¥978	1.3%	¥1,033	1.2%
Metals and Metal Products	3,388	6.2	4,061	6.6	4,770	7.3	5,783	7.7	6,719	8.0
Machinery and Equipment: Ships	1,101	2.0	1,252	2.0	1,255	1.9	1,586	2.1	1,751	2.1
Motor Vehicles	8,895	16.3	9,214	15.1	9,929	15.1	12,300	16.3	14,317	17.1
TV and Radio Receivers	584	1.1	591	1.0	489	0.7	435	0.6	291	0.3
Motorcycles	533	1.0	596	1.0	674	1.0	745	1.0	739	0.9
Scientific and Optical Instruments	2,038	3.7	2,499	4.1	2,478	3.8	2,469	3.3	2,090	2.5
Other	26,146	47.9	29,546	48.3	30,855	47.0	34,159	45.4	37,424	44.6

Total Machinery and Equipment	39,297	72.0	43,698	71.4	45,679	69.6	51,694	68.7	56,614	67.5
Chemicals	4,525	8.3	5,221	8.5	5,848	8.9	6,794	9.0	7,745	9.2
Foods and Beverages	267	0.5	283	0.5	319	0.5	358	0.5	417	0.5
Other Exports	6,171	11.3	6,976	11.4	8,121	12.4	9,639	12.8	11,403	13.6

Grand Total	¥54,548	100.0%	¥61,170	100.0%	¥65,657	100.0%	¥75,246	100.0%	¥83,931	100.0%

JAPAN’S IMPORTS
Foods and Beverages	5,105	11.5	¥5,302	10.8%	¥5,559	9.8%	¥5,710	8.5%	¥6,041	8.3%
Raw Materials	2,659	6.0	3,079	6.3	3,505	6.2	4,733	7.0	5,670	7.8
Chemicals	3,458	7.8	3,816	7.8	4,321	7.6	4,909	7.3	5,471	7.5
Mineral Fuels:
Petroleum	5,328	12.0	6,065	12.3	8,823	15.5	11,535	17.1	12,279	16.8
Coal	744	1.7	1,094	2.2	1,513	2.7	1,612	2.4	1,740	2.4
Other	3,278	7.4	3,512	7.1	4,224	7.4	5,510	8.2	6,187	8.5

Total Mineral Fuel	9,350	21.1	10,671	21.7	14,560	25.6	18,657	27.7	20,206	27.6
Machinery and Equipment	13,974	31.5	15,394	31.3	16,815	29.5	19,206	28.5	20,239	27.7
Other Imports	9,817	22.1	10,955	22.3	12,190	21.4	14,129	21.0	15,508	21.2

Grand Total	¥44,362	100.0%	¥49,217	100.0%	¥56,949	100.0%	¥67,344	100.0%	¥73,136	100.0%

Source:	The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2003		2004		2005		2006		2007
	(yen amounts in billions)

JAPAN’S EXPORTS
Asia	¥25,318	46.4%	¥29,637	48.4%	¥31,796	48.4%	¥35,776	47.5%	¥40,400	48.1%
China	6,635	12.2	7,994	13.1	8,837	13.5	10,794	14.3	12,839	15.3
(Asia NIES)	12,803	23.5	15,103	24.7	15,958	24.3	17,469	23.2	18,796	22.4
(ASEAN)	7,080	13.0	7,893	12.9	8,340	12.7	8,875	11.8	10,241	12.2
Oceania	1,416	2.6	1,603	2.6	1,714	2.6	1,801	2.4	2,104	2.5
Australia	1,147	2.1	1,277	2.1	1,370	2.1	1,453	1.9	1,669	2.0
North America	14,267	26.2	14,557	23.8	15,777	24.0	18,092	24.0	18,135	21.6
U.S.A.	13,412	24.6	13,731	22.4	14,805	22.5	16,934	22.5	16,896	20.1
Canada	855	1.6	826	1.4	972	1.5	1,158	1.5	1,238	1.5
Central and South America	1,930	3.5	2,345	3.8	2,760	4.2	3,555	4.7	4,130	4.9
Western Europe	8,929	16.4	9,790	16.0	9,740	14.8	11,045	14.7	12,329	14.7
EU	8,351	15.3	9,462	15.5	9,652	14.7	10,912	14.5	12,398	14.8
Central and Eastern Europe, Russia etc.	554	1.0	841	1.4	1,133	1.7	1,643	2.2	2,389	2.8
Russia	204	0.4	337	0.6	495	0.8	821	1.1	1,265	1.5
Middle East	1,489	2.7	1,565	2.6	1,823	2.8	2,233	3.0	3,078	3.7
Africa	645	1.2	828	1.4	904	1.4	1,099	1.5	1,365	1.6

Total	¥54,548	100.0%	¥61,170	100.0%	¥65,657	100.0%	¥75,246	100.0%	¥83,931	100.0%

JAPAN’S IMPORTS
Asia	¥19,727	44.5%	¥22,224	45.2%	¥25,279	44.4%	¥29,360	43.6%	¥31,564	43.2%
China	8,731	19.7	10,199	20.7	11,975	21.0	13,784	20.5	15,035	20.6
(Asia NIES)	4,512	10.2	5,044	10.2	5,602	9.8	6,590	9.8	6,543	8.9
(ASEAN)	6,780	15.3	7,298	14.8	8,013	14.1	9,299	13.8	10,239	14.0
Oceania	2,068	4.7	2,457	5.0	3,098	5.4	3,691	5.5	4,189	5.7
Australia	1,744	3.9	2,103	4.3	2,706	4.8	3,248	4.8	3,673	5.0
North America	7,704	17.4	7,680	15.6	8,067	14.2	9,037	13.4	9,530	13.0
U.S.A.	6,825	15.4	6,763	13.7	7,074	12.4	7,911	11.7	8,349	11.4
Canada	871	2.0	910	1.8	985	1.7	1,118	1.7	1,174	1.6
Central and South America	1,210	2.7	1,488	3.0	1,767	3.1	2,373	3.5	2,842	3.9
Western Europe	6,322	14.3	6,830	13.9	7,056	12.4	7,581	11.3	8,299	11.3
EU	5,670	12.8	6,209	12.6	6,470	11.4	6,955	10.3	7,663	10.5
Central and Eastern Europe, Russia etc.	653	1.5	814	1.7	924	1.6	1,065	1.6	1,602	2.2
Russia	490	1.1	617	1.3	683	1.2	774	1.1	1,242	1.7
Middle East	5,928	13.4	6,782	13.8	9,664	17.0	12,692	18.8	13,370	18.3
Africa	749	1.7	941	1.9	1,092	1.9	1,541	2.3	1,736	2.4

Total	¥44,362	100.0%	¥49,217	100.0%	¥56,949	100.0%	¥67,344	100.0%	¥73,136	100.0%

Source: The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Balance of Payments
In 2003, the Current Account surplus increased to ¥15,767 billion, primarily due to an increase in the Trade Balance and a decrease in the deficit in Services. In 2004, the Current Account surplus expanded further to ¥18,618 billion due to a substantial increase in exports that outpaced growth in imports. In 2005, the Current Account surplus decreased slightly to ¥18,259 billion, primarily due to a decrease in the Trade Balance surplus. In 2006, the Current Account surplus increased to ¥19,849 billion, primarily due to an increase in income and a decrease in the deficit in Services. In 2007, the Current Account surplus increased to ¥24,794 billion due to a substantial increase in the Trade Balance.
Balance of Payments of Japan

	2003	2004	2005	2006	2007
	(in billions)

Current Account	¥15,767	¥18,618	¥18,259	¥19,849	¥24,794
Balance on Goods and Services	8,355	10,196	7,693	7,346	9,825
Trade Balance	11,977	13,902	10,335	9,464	12,322
Exports (f.o.b.)	51,934	58,295	62,632	71,631	79,725
Imports (f.o.b.)	39,958	44,393	52,297	62,167	67,403
Services	(3,622)	(3,706)	(2,642)	(2,118)	(2,497)
Income	8,281	9,273	11,382	13,746	16,327
Current Transfers	(870)	(851)	(816)	(1,243)	(1,358)
Capital and Financial Account(a)	7,734	1,737	(14,007)	(12,467)	(22,538)
Balance on Financial Account	8,201	2,250	(13,458)	(11,913)	(22,065)
Assets	1,280	(21,390)	(13,550)	(7,499)	(31,753)
Liabilities	6,921	23,640	92	(4,414)	9,687
Capital Account	(467)	(513)	(549)	(553)	(473)
Changes in Reserve Assets(b)	(21,529)	(17,268)	(2,456)	(3,720)	(4,297)
Errors and Omissions	(1,972)	(3,088)	(1,796)	(3,663)	2,042

(a)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.

(b)	Parenthesis for change in Reserve Assets represents an increase in reserve assets.
Source: Balance of Payments Monthly, Ministry of Finance.

Official Foreign Exchange Reserves
The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.
Official Foreign Exchange Reserves(a)

			IMF	Special
		Foreign	Reserve	Drawing
As of December 31,	Gold(b)	Exchange	Position	Rights	Total
			(in millions)

2003	$10,241	$652,790	$7,733	$2,765	$673,529
2004	10,776	824,264	6,701	2,802	844,543
2005	12,621	828,813	2,878	2,585	846,897
2006	15,639	874,596	1,933	2,812	895,320
2007	20,580	947,987	1,395	3,034	973,365

(a)
The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.

(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to-market values.
Source: International Reserves/Foreign Currency Liquidity, Ministry of Finance.
Foreign Exchange Rates
The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the years indicated.

	2003	2004	2005	2006	2007
Average (Central Rate)	¥115.94	¥108.17	¥110.21	¥116.31	¥117.77
High	121.48	114.80	121.40	119.80	124.14
Low	106.93	101.83	101.87	109.02	107.29

Source: Foreign Exchange, Bank of Japan.

FINANCIAL SYSTEM
The Bank of Japan and Monetary Policy
The Bank of Japan (‘BOJ’), with 55% of its capital owned by the government, is the central bank and sole issuing bank, as well as the depository and fiscal agent for the government. As of August 10, 2008, the BOJ had total assets of ¥109,618 billion.
One of the missions of the BOJ is to contribute to the sound development of the national economy, through the pursuit of price stability. In order to fulfill this mission, the BOJ controls the overall volume of money in the economy and uncollateralized overnight call rate on a daily basis through market operations, along with monetary policy decided at the BOJ Policy Board Meetings. From March 2001 to March 2006, in order to fight deflation and revive Japanese economy, the BOJ had implemented the quantitative easing policy by conducting money market operations to adjust the outstanding balance of the current accounts at the BOJ. And in March 2006, the BOJ announced the exit from the quantitative easing policy and the return to monetary policy that targets policy interest rate (uncollateralized overnight call rate). At the same time, the BOJ decided to encourage the rate to remain at effectively zero percent. Then, the BOJ increased the policy interest rate to 0.25% in July 2006, and to 0.5% in February 2007. With regard to future course of monetary policy, the BOJ declares that it will adjust the level of interest rates gradually in the light of developments in economic activity and prices while maintaining the accommodative financial conditions.
The following table sets forth the principal economic indicators relating to monetary policy from 2003 through 2007.

						Loan and Discounts
						Domestically Licensed
	Current	Monetary Base		Money (Stock)(a)		Banks
	Account		Annual%		Annual%		Annual%
	Balances(b)	Total(b)	Change	Total(b)	Change	Total(b)	Change
	(yen amounts in billions)

2003	26,991	101,429	16.4	679,484	1.7	413,853	-4.1
2004	32,750	108,654	7.1	692,057	1.9	404,000	-2.4
2005	32,715	110,798	2.0	704,743	1.8	408,548	1.1
2006	17,222	96,098	-13.3	712,259	1.1	415,577	1.7
2007	8,684	88,631	-7.8	723,571	1.6	417,639	0.5

(a)	Cash and demand, savings and time deposits, generally referred to as “M2 plus CD”.

(b)	Average amounts outstanding.
Source: Bank of Japan Statistics, Bank of Japan.
Government Financial Institutions
The activities of private institutions are supplemented by a number of financial institutions under government supervision, whose senior officials are appointed or approved by the government and whose funds are supplied principally by the government. Among these are the Development Bank of Japan (“DBJ”) whose main purpose is to supplement and encourage the lending and other services provided by ordinary financial institutions, and Japan Bank for International Cooperation (“JBIC”) whose main purpose is to contribute to the sound development of Japan and the international economy and society through undertaking lending and other financial operations. They also include The Shoko Chukin Bank (“SCB”), Japan Finance Corporation for Municipal Enterprises (“JFM”), National Life Finance Corporation (“NLFC”), The Government Housing Loan Corporation, Agriculture, Forestry and Fisheries Finance Corporation (“AFC”), The Okinawa Development Finance Corporation (“ODFC”), and Japan Finance Corporation for Small and Medium Enterprise (“JASME”), whose purposes are to supplement private financing in their respective fields of activity.
The central government has been steadily promoting reform of governmental financial institutions. The “Outline of Administrative Reforms” approved by the cabinet on December 1, 2000, requires that the businesses and organizational forms of all special public institutions, which include governmental financial institutions, undergo a thorough review. The Law Concerning Promotion of Administrative Reform to Realize a Streamlined and Efficient Government (the “Administrative Reform Promotion Law”), which was enacted on May 26, 2006, provided, among other things, that (1) DBJ would be succeeded to by a new entity within the fiscal year ending March 31, 2009, which would be initially wholly owned by the Japanese government and would be privatized, (2) the international financial operations of JBIC would, together with the functions of NLFC, JASME, AFC would be transferred to a new policy-based financial institution within the fiscal year ending March 31, 2009, with the functions of ODFC to be also transferred to the new institution after 2012, and that the overseas economic cooperation operations of JBIC would be succeeded by the Japan International Cooperation Agency, and (3) JFM would be succeeded by a new institution within the fiscal year ending March 31, 2009, which would be funded by local governments. Each of these measures will be implemented through individual laws that were enacted in 2007, pursuant to which these successor institutions are scheduled to be formed on October 1, 2009.

Private Financial Institutions
According to the Financial Service Agency, the private banking system included five city banks, as of June 17, 2008, and 110 local banks (including the Saitama Resona Bank), as of May 7, 2008, whose business corresponds roughly to that of commercial banks in the United States, as well as four major trust banks.
There are also credit associations, credit cooperative associations, labor credit associations and the national federations of each of such associations, which are engaged mainly in making small business loans. Agriculture cooperatives, prefectural credit federations of such cooperatives and The Norinchukin Bank operate in the field of agricultural credit.
GOVERNMENT FINANCE
Revenues, Expenditures and Budgets
The responsibility for the preparation of the budget and the administration of government finances rests with the Ministry of Finance. The fiscal year commences on April 1, and the Cabinet usually submits the budget to the Diet for its decision in the preceding January. Supplementary budgets revising the original budget may be submitted to the Diet from time to time during the fiscal year.
The Japanese government’s FY2008 budget was formulated in accordance with the expenditure reform stipulated in the “Basic Policies for Economic and Fiscal Reform 2007”. The Japanese government promotes the following targets for advancing fiscal consolidation based on “Basic Policies”.
•	Ensuring achievement of a surplus of primary balance of the central and local governments by FY2011, and also aiming to improve primary balance of the central government as much as possible.

•
By mid-2010s, ensuring stable reduction of the ratio of total debts of the central and local governments to GDP, and also aiming at stable reduction of the ratio of debts of the central government alone to GDP.

The fiscal and financial operations of the government and its agencies are budgeted and recorded in the following three sets of accounts:
•	General Account. The general account is used primarily to record operations in basic areas of governmental activity.

•
Special Accounts. The accounts of the central government consist of the general account and special accounts. Special accounts can be set up to carry out specific projects, to manage specific funds, and for other purposes. Special accounts can be set up when the government (i) implements a specific program such as insurance and public works, (ii) possesses and manages special funds such as Fiscal Loan Program Funds and Foreign Exchange Funds, and (iii) uses a certain revenue to secure a special expenditure and thus needs to deal with such revenue and expenditure on a separate basis from the general revenue and expenditure such as Local Allocation and Local Transfer Tax and Government Bonds Consolidation Funds. As of April 1, 2008, the government has 21 special accounts.

•	Government-Affiliated Agencies. The government-affiliated agencies are government-owned corporations which consist of five financial corporations and two special banks.
The settlement of accounts for revenues and expenditures is made by the Ministry of Finance, based on reports submitted by the respective Ministers. The settlement of accounts is required by law to be audited annually in detail by the Board of Audit, an organ independent of the Cabinet, and submitted by the Cabinet to the Diet in the following fiscal year.

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2002 through JFY 2007, and the initial budget for JFY 2008.
Summary of Consolidated General and Special Accounts(a)

						JFY
						2007
						(Provisional
						results as of
						December	JFY
	JFY	JFY	JFY	JFY	JFY	31,	2008
	2002	2003	2004	2005	2006	2007)	Initial Budget
	(in billions)
REVENUES
Total Revenues, General Account	¥87,289	¥85,623	¥88,898	¥89,000	¥84,413	¥85,975	¥83,061
Total Revenues, Special Accounts	399,746	385,755	419,300	452,141	501,536	404,358	394,324
Less: Inter-Account Transactions(b)	219,958	219,676	229,028	257,939	282,768	235,598	240,740

Total Consolidated Revenues	¥267,077	¥251,702	¥279,170	¥283,202	¥303,181	¥254,735	¥236,645

EXPENDITURES
Total Expenditures, General Account	¥83,674	¥82,416	¥84,897	¥85,520	¥81,445	¥85,931	¥83,061
Total Expenditures, Special Accounts	373,898	357,691	376,033	401,184	450,580	363,022	368,448
Less: Inter-Account Transactions(b)	212,196	209,253	227,609	256,520	281,103	233,965	238,933

Total Consolidated Expenditures	¥245,376	¥230,854	¥233,321	¥230,183	¥250,923	¥214,988	¥212,576

Surplus of Consolidated Revenues over Consolidated Expenditures	¥21,701	¥20,848	¥45,849	¥53,019	¥52,258	¥39,747	¥24,069

(a)	Because of the manner in which the government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.

(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub-accounts of the Special Accounts.
Source: Budget, Ministry of Finance.

General Account

							JFY	JFY
							2007	2008
	JFY		JFY	JFY	JFY	JFY	Revised	Initial
	2002		2003	2004	2005	2006	Budget (a)	Budget
	(in billions)
REVENUES
Tax and Stamp Revenues	¥43,833		¥43,282	¥45,589	¥49,065	¥49,069	¥52,551	¥53,554
Carried-over Surplus	2,092		3,615	3,207	4,001	3,481	829	3
Government Bond Issues	34,968		35,345	35,490	31,269	27,470	25,432	25,348
Income from operation	—		17	17	16	16	16	16
Gains from deposition of assets	—		441	403	332	275	281	282
Miscellaneous Receipts	6,396		2,923	4,192	4,317	4,102	4,696	3,858

Total Revenues	¥87,289		¥85,623	¥88,898	¥89,000	¥84,413	¥83,804	¥83,061

EXPENDITURES
Local Allocation Tax Grants, etc.	¥16,479		¥17,399	¥17,662	¥17,441	¥16,701	¥14,932	¥15,614
National Debt Service	15,600		15,544	17,515	18,736	18,037	20,468	20,163
Social Security	19,633		19,720	20,286	20,603	20,555	21,353	21,782
Public Works	9,162		9,359	8,236	8,391	7,709	7,396	6,735
Education and Science	6,731		6,472	6,149	5,701	5,331	5,501	5,312
National Defense	4,920		4,927	4,898	4,878	4,817	4,841	4,780
Government Employee Pensions and Others	1,282		1,207	1,136	1,065	992	949	852
Economic Assistance	838		900	880	784	784	795	666
Major Foodstuff Measures	735		744	652	657	610	690	858
Energy Measures	563		557	504	493	471	866	866
Small and Medium-sized Businesses	628		241	288	237	240	431	176
Transfer to the Industrial Investment Special Account	2,034		102	98	71	48	20	—
Financial aid upon repayment of Public Investments in connection with the Structural Reform	—		—	1,281	1,130	—	—	—
Miscellaneous	5,070		5,243	5,312	5,335	5,152	5,314	4,907
Contingencies	0		0	0	0	0	250	350
Other Expenditures	1	(b)	0	0	0	—	—	—

Total Expenditures	¥83,674		¥82,416	¥84,897	¥85,520	¥81,445	¥83,804	¥83,061

Surplus of Revenues over Expenditures	¥3,615		¥3,207	¥4,001	¥3,481	¥2,967	¥—	¥—

(a)	As of the date of this Form 18-K, the provisional results for JFY 2007 General Accounts are not available.

(b)	The JFY 2002 data includes a reversal of funds to make up for deficits incurred in connection with the JFY 2001 settlement of accounts.

Source:	Budget, Ministry of Finance.

Special Accounts

											JFY 2007
											Provisional		JFY
	JFY		JFY		JFY		JFY		JFY		Results as of		2008
	2002		2003		2004		2005		2006		December 31, 2007		Initial Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
Fiscal Loan Program Funds (a)	¥45,027	¥41,418	¥52,104	¥48,418	¥60,461	¥56,783	¥47,875	¥43,925	¥70,869	¥68,029	¥40,863	¥38,509	¥—	¥—
Fiscal Investment and Loan Program (a)	—	—	—	—	—	—	—	—	—	—	—	—	42,420	40,440
Government Bonds Consolidation Fund	154,193	142,293	169,141	154,202	193,632	164,200	223,650	189,143	256,326	221,424	209,939	179,097	201,899	181,899
Foreign Exchange Fund	1,901	166	3,668	23	2,253	27	3,015	50	3,911	379	4,384	820	4,145	1,622
Local Allocation and Local Transfer Tax	64,573	63,889	67,427	66,673	69,875	68,108	72,876	70,840	74,822	72,795	51,357	50,341	51,022	50,849
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure(b)	1,013	474	1,685	1,156	2,311	1,805	2,670	2,232	2,266	1,971	—	—	—	—
Measure for Energy(b)	—	—	—	—	—	—	—	—	—	—	2,828	2,615	2,578	2,578
National Schools(c)	3,293	2,985	3,006	2,959	—	—	—	—	—	—	—	—	—	—
Welfare Insurances(d)	40,352	40,510	40,773	41,091	42,651	42,277	52,593	51,447	45,383	44,117	—	—	—	—
Seamen’s Insurances	75	79	76	73	72	67	71	64	69	63	66	66	67	67
National Hospitals(c)	1,034	993	1,006	973	—	—	—	—	—	—	—	—	—	—
National Advanced Medical Center	—	—	—	—	150	148	165	164	197	184	162	162	152	152
National Pensions(d)	22,069	20,729	22,698	21,210	23,313	21,917	24,994	23,668	25,240	23,904	—	—	—	—
Pensions(d)	—	—	—	—	—	—	—	—	—	—	73,078	72,260	73,253	73,253
Foodstuff Control(e)	3,969	3,960	3,509	3,454	2,490	2,477	2,337	2,326	2,291	2,264	—	—	—	—
Stable Supply of Foodstuff(e)	—	—	—	—	—	—	—	—	—	—	2,731	2,710	3,504	3,490
Agricultural Mutual Aid Reinsurance	115	52	167	142	116	88	107	50	109	62	107	71	113	103
National Forest Service	522	512	530	523	535	530	543	528	427	413	512	514	450	450
National Land Improvement(f)	611	578	597	559	530	512	591	563	521	487	592	571	—	—
Trade Reinsurance	242	79	269	20	365	24	574	6	787	5	853	213	245	212
Compensation Reinsurance for Motor Vehicle Damages(g)	868	761	819	675	544	474	286	219	168	104	146	82	—	—
Automobile Satefy(g)	—	—	—	—	—	—	—	—	—	—	—	—	148	83
Infrastructure Development(h)	—	—	—	—	—	—	—	—	—	—	—	—	5,793	5,793
Harbor Improvement(h)	508	482	451	432	426	409	409	385	—	—	—	—	—	—
Airport Improvement(h)	516	479	506	476	528	461	534	442	374	339	385	379	—	—
Postal Service(i)	6,752	6,741	—	—	—	—	—	—	578	464	761	733	—	—
Postal Savings(i)	13,100	10,391	—	—	—	—	—	—	—	—	—	—	—	—
Postal Life Insurance(i)	18,218	18,218	—	—	—	—	—	—	—	—	—	—	—	—
Labor Insurance	8,870	8,100	8,122	7,313	8,170	6,809	8,907	7,066	8,984	7,110	7,896	6,775	7,782	6,974
Road Construction and Improvement(h)	5,642	4,849	5,302	4,349	5,459	4,702	4,979	4,117	4,787	3,877	4,866	4,831	—	—
Others	6,280	5,159	3,900	2,970	5,420	4,214	4,963	3,949	3,427	2,588	2,831	2,274	753	483

Total Revenues and Expenditures(j)	¥399,746	¥373,898	¥385,755	¥357,691	¥419,300	¥376,033	¥452,141	¥401,184	¥501,536	¥450,580	¥404,358	¥363,022	¥394,324	¥368,448

(a)	The account was combined with certain miscellaneous account under the new account name of “Fiscal Investment and Loan Program” effective JFY 2008.

(b)	The account of “Measures for Petroleum and the Advancement of Energy Demand and Supply Structure” has been incorporated in the newly established account of “Measures for Energy” effective JFY 2007.

(c)	Accounts abolished after April 1, 2004.

(d)	The accounts of “Welfare Insurance” and “National Pensions” have been combined under the new account name of “Pensions” effective JFY 2007.

(e)	The account of “Foodstuff Control” has been combined with certain miscellaneous accounts under the new account name of “Stable Supply of Foodstuff” effective JFY 2007.

(f)	Account abolished effective JFY 2008.

(g)	The account of “Compensation Reinsurance for Motor Vehicle Damages” has been combined with certain miscellaneous accounts under the new account name of “Automobile Safety” effective JFY 2008.

(h)	The accounts have been combined under the new account name of “Infrastructure Development” effective JFY 2008.

(i)	Removed from the national budget as the postal services were reorganized into a public corporation effective April 1, 2003.

(j)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.

Source: Budget, Ministry of Finance.

Government Affiliated Agencies

											JFY 2007
	JFY		JFY		JFY		JFY		JFY		Revised		JFY 2008
	2002		2003		2004		2005		2006		Budget (a)		Initial Budget
	(in billions)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
Total	¥5,864	¥5,997	¥5,433	¥5,206	¥5,066	¥4,563	¥4,710	¥4,103	¥4,503	¥3,793	¥2,725	¥2,366	¥2,102	¥1,955

(a)	As of the date of this Annual Report on Form 18-K, the JFY 2007 provisional results are not available.

Source: Budget, Ministry of Finance.

Tax Structure
The central government derives tax revenues through taxes on income, consumption and property. The taxes on income, consumption and property account for 59.8%, 35.2% and 5.0%, respectively, of the total central government tax revenues in the JFY 2008 budget.
The individual national income tax is progressive, with rates currently ranging from 5% to 40% of taxable income, and the local taxes are a 10% single rate. Interest income is generally taxed at the rate of 20%, including both national and local taxes, separately from other types of income, and subject to certain exemptions. The corporate tax is based on a rate of 30% except that, for small and medium corporations, the first ¥8 million of income is taxed at 22%. In addition, individuals and corporations are subject to local income taxation.
In JFY 2007 and 2008, the Japanese government implemented various tax measures. The JFY 2007 tax reform fundamentally revised the depreciation system from a viewpoint of establishing the basis for growth of the economy and took measures in areas including taxation of SMEs, international taxation, taxation of corporate reorganization and trust, taxation of financial assets and stocks, taxation of housing and land and improved environment for tax payment. With a view to realizing sustainable invigoration of economy and society, while taking into account the current economic and fiscal environment, the FY 2008 tax reform took appropriate measures regarding tax systems for corporation, SMEs, financial and securities transactions, land and housing, etc. From the viewpoint of promoting activities for public interests undertaken by the private sector, it also took tax measures corresponding to the reform of public interest corporations system and reviewed the tax system for donation. In addition, measures were taken from the viewpoint of reducing disparities in the fiscal strength among local governments.
Fiscal Investment and Loan Program (“Zaito”)
The Fiscal Investment and Loan Program is formulated at the same pace as the General Account budget. The plan details the allocation of public funds to various special accounts, government affiliated agencies, local governments, public corporations and other public institutions.
The Fiscal Investment and Loan Program system was fundamentally changed on April 1, 2001 from a scheme with compulsory deposit of Postal Savings and Pension Reserves into a fund-raising scheme to raise in the financial markets only the necessary amount of funds for Fiscal Investment and Loan Program agencies’ projects.
Under the Zaito plan, funds are lent to government-related entities such as public corporations, government affiliated agencies, special accounts and local governments. The total funds allocated under the initial plan for JFY 2008 is ¥13,869 billion. The sources of funds for the plan in JFY 2008 are the Fiscal Loan Fund (¥9,388 billion), the Industrial Investment Special Account (¥104 billion), government-guaranteed domestic bonds (¥3,727 billion) and government-guaranteed foreign bonds (¥650 billion).
The following table shows the uses of funds allocated under the initial plan for the periods indicated.

	JFY	JFY	JFY	JFY	JFY
	2004	2005	2006	2007	2008
	(in billions)

Housing	¥1,537	¥1,278	¥910	¥956	¥862
Living Environment	5,375	3,941	3,551	2,839	2,745
Social Welfare	1,042	787	680	587	557
Education	842	844	823	810	873
Small and Medium-sized Businesses	3,890	3,797	3,351	3,000	2,934
Agriculture, Forestry and Fisheries	888	522	412	403	368
National Land Preservation and Reconstruction in the Event of Disaster	593	463	355	345	247
Road Construction	3,661	3,175	2,935	3,164	2,967
Transportation and Communications	438	414	349	385	406
Regional Development	817	572	329	392	401
Industry/Technology	333	261	222	251	323
Trade/Economic Cooperation	1,075	1,098	1,089	1,030	1,186

Total	¥20,489	¥17,152	¥15,005	¥14,162	¥13,869

DEBT RECORD
There has been no default in the payment of interest or principal of any internal Japanese government obligation since the establishment of the modern Japanese state in 1868 or of any external Japanese government obligation within a period of 20 years prior hereto.
JAPAN PUBLIC DEBT
The following table summarizes, as of the dates indicated, the outstanding direct internal and external funded and floating debt of Japan. The term “floating debt” is used herein to mean all debt with maturities of one year or less from the date of issue. All other debt is classified as “funded debt.” Detailed debt tables are presented below.
Japan’s fiscal conditions are extremely severe, with outstanding government bonds expected to reach nearly 547 trillion yen at the end of JFY2007. The amount of public bonds issued by the Japanese government as a percentage of its general account total revenues was 32.9% under the revised budget for JFY2006 and 30.7% under the initial budget for JFY2007. The Japanese government is to continue promoting fiscal structural reform from both aspects of expenditures and revenues, with the goal of achieving a surplus in the primary balance of the central and local governments combined by FY2011 and then ensuring the prevention of a divergence in the ratio of the debts of the central and local governments to GDP, and stable reduction of the ratio.
Summary of Japan’s Public Debt

	Funded		Floating
At the end of JFY	Internal	External	Internal
	(in billions)	(in thousands)	(in billions)
2003	¥523,970	—	¥179,178
2004	584,701	—	196,850
2005	623,132	—	204,348
2006	635,639	—	198,740
2007	671,148	—	178,091
As of March 31, 2008, Japan had guaranteed payment of principal and interest of various internal yen obligations in the aggregate principal amount of ¥43,373 billion and of various external obligations aggregating the equivalent of ¥3,838 billion.
The following table sets forth the aggregate annual payments of principal in respect of the direct internal funded debt of Japan outstanding as of March 31, 2008 for the periods indicated.
Principal Payments on Direct Funded Debt of Japan

JFY	Internal
(in billions)
2009	¥148,819
2010	76,398
2011	68,160
2012	60,495
2013 to 2047	391,039
Total	¥744,910

INTERNAL DEBT
Direct Debt of the Japanese Government
Funded Debt

			Principal
			Amounts
			Outstanding as
			of March 31,
			2008
Title and Interest Rate	Year of Issue	Year of Maturity	(in millions)
1. Bonds
Interest-Bearing Treasury Bond — 40 years, 1 Series (2.4%)	2007	2048	¥99,900
Interest-Bearing Treasury Bond — 30 years, 27 Series (1.1-2.9%)	1999-2008	2029-2037	12,999,064
Interest-Bearing Treasury Bond — 20 years, 94 Series (0.8-7.3%)	1988-2008	2008-2028	76,961,142
Interest-Bearing Treasury Bond — 15 years, 40 Series (variable rate)	2000-2008	2015-2022	42,714,000
Interest-Bearing Treasury Bond — 10 years, 88 Series (0.5-2.0%)	1998-2008	2008-2018	286,211,535
Interest-Bearing Treasury Bond for Individual Investors — 10 years, 21 Series (variable rate)	2003-2008	2013-2018	17,855,820
Inflation-Indexed Bonds — 14 years, 10 Series (0.5-1.3%)	2004-2008	2014-2017	8,405,469
Interest-Bearing Treasury Bond — 5 years, 44 Series (0.2-1.5%)	2003-2008	2008-2013	142,633,870
Interest-Bearing Treasury Bond for Individual Investors — 5 years, 9 Series (0.8-1.5%)	2006-2008	2011-2013	8,893,605
Interest-Bearing Treasury Bond — 2 years, 24 Series (0.5-1.0%)	2006-2008	2008-2010	51,919,597
6% Bereaved Family Treasury Bond, 8 Series	1999-2006	2008-2015	8
6% Repatriation Treasury Bond, 7 Series	1998-2004	2008-2014	0
Non-interest Special Benefit Treasury Bond, 1 Series	2003	2013	2
Non-interest Repatriation Special Benefit Treasury Bond, 7 Series	1998-2004	2008-2014	0
Non-interest Special Benefit Treasury Bond IV, 2 Series	2003-2006	2013-2016	18
Non-interest Special Benefit Treasury Bond X, 3 Series	2000-2006	2010-2016	183
Non-interest Special Benefit Treasury Bond XIII, 1 Series	2006	2011	473
Non-interest Special Benefit Treasury Bond XVII, 8 Series	1999-2006	2008-2016	2,195
Non-interest Special Benefit Treasury Bond XIX, 1 Series	2004	2009	0
Non-interest Special Benefit Treasury Bond XXI, 1 Series	2004	2009	1
Non-interest Special Benefit Treasury Bond XXII, 3 Series	2003-2006	2013-2016	190,287
Non-interest Special Benefit Treasury Bond XXIII, 1 Series	2006	2016	11,320
Non-interest Treasury Bond for Special Condolence VIII, 1 Series	2005	2015	372,801

Total Bonds			¥649,271,288

2. Borrowings
Former Temporary Military Expenditure(a)	1943-1945		41,422
Former Japanese National Railways Settlement Corporation	1991	2009-2011	6,387
Former Japanese National Railways	1987	2011	1,577,113
Allotment of Local Allocation and Local Transfer Tax	2007 - 2037		16,932,563
SA for Consolidation of Designated National Properties (1.1-2.0%)	1998-2001	2008-2013	30,839
SA for National Center for Advanced and Specialized Medical Care (0.5-7.9%)	1982-2008	2008-2033	180,729
SA for National Forest Service (0.273-3.4%)	1996-2008	2008-2033	1,279,482
SA for Government Operated Land Improvement Project (0.7-8.0%)	1980-2008	2010-2029	599,610
SA for Airport Development (0.0-6.6%)	1989-2008	2009-2038	922,153
SA for Lending Urban Redevelopment Fund (0.8-2.1%)	1998-2008	2008-2017	40,850
SA for Energy Policy (0.7-3.85%)	2003-2008	2008-2019	233,578

Total Borrowings			¥21,844,726

Total Direct Internal Funded Debt			¥671,116,014

(a)
Represents borrowings by the government from special corporations of currencies of areas under Japanese control during World War II. The maturity of such borrowings and other matters relating to such borrowings remain undetermined.

Floating Debt

			Principal Amounts
			Outstanding as of
			March 31, 2008
Title	Interest	Year of Maturity	(in millions)
1. Bonds
Financing Bills			¥107,752,790
Treasury Financing Bills	Non-interest bearing		3,100,000
Food Financing Bills	Non-interest bearing	2008	537,000
Foreign Exchange Fund Financing Bills	Non-interest bearing	2008	102,933,590
Fiscal Loan Fund Financing Bills	Non-interest bearing		0
Petroleum Financing Bills	Non-interest bearing	2008	1,182,200
Treasury Bills, 18 Series	Non-interest bearing	2007-2008	22,795,860
Note in Substitution for Currency of the International Monetary Fund	Non-interest bearing	Payable on demand	2,265,678
Note in Substitution for Currency of the Global Environment Facility Trust Fund of the International Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	26,258
Note in Substitution for Currency of the International Development Association	Non-interest bearing	Payable on demand	53,679
Note in Substitution for Currency of the Asian Development Bank	Non-interest bearing	Payable on demand	—
Note for Contribution to the Special Funds of the Asian Development Bank	Non-interest bearing	Payable on demand	96,827
Note in Substitution for Currency of the African Development Fund	Non-interest bearing	Payable on demand	46,538
Note in Substitution for Currency of the Multilateral Investment Fund of the Inter-American Development Bank	Non-interest bearing	Payable on demand	10,620
Note in Substitution for Currency of the International Fund for Agricultural Development	Non-interest bearing	Payable on demand	2,727
Note in Substitution for Currency of the African Development Bank	Non-interest bearing	Payable on demand	—
Note in Substitution for Currency of the Multilateral Investment Guarantee Agency	Non-interest bearing	Payable on demand	721
Note in Substitution for Currency of the Common Fund for Commodities (First Account)	Non-interest bearing	Payable on demand	1,523
Note in Substitution for Currency of the Common Fund for Commodities (Second Account)	Non-interest bearing	Payable on demand	—
Note in Substitution for Currency of the European Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	1,141

Total Bonds			¥240,807,152

2. Borrowings
Special Account for Local Allocation Tax	0.531%-0.9%	2008	¥33,617,295
Special Account for Pension	0.9%	2008	1,479,228
Special Account for Energy Policy	0.936%	2008	217,700

Total Borrowings			¥35,314,224
Total Direct Internal
Floating Debt			¥276,121,376

Total Direct Internal Debt			¥947,237,390

Debt Guaranteed by the Japanese Government

				Principal Amounts
				Outstanding as of
				March 31, 2008
Title	Interest	Year of Issue	Year of Maturity	(in millions)
1. Bonds Issued by Government-Affiliated Corporations
National Life Finance Corporation	0.80-1.70%	2002-2008	2010-2018	¥580,000
Japan Housing Finance Agency	1.30-1.90%	2000-2001	2010-2011	711,600
Agriculture, Forestry and Fisheries Finance Corporation	1.30-1.50%	2002-2003	2012-2013	26,000
Japan Finance Corporation for Small and Medium Enterprise	0.20-2.00%	1999-2008	2008-2017	1,315,000
Japan Finance Corporation for Municipal Enterprises	0.50-2.10%	1998-2008	2008-2022	12,918,530
Development Bank of Japan	0.80-2.10%	2000-2008	2010-2022	803,000
Japan Expressway Holding and Debt Repayment Agency	0.50-2.60%	1998-2008	2008-2038	15,129,690
East Nippon Expressway Co., Ltd.	1.40-2.00%	2005-2008	2015-2018	200,000
Central Nippon Expressway Co., Ltd.	1.40-2.00%	2005-2008	2015-2018	360,000
West Nippon Expressway Co., Ltd.	1.40-1.90%	2005-2008	2015-2018	207,000
Metropolitan Expressway Co., Ltd.	1.40-1.80%	2006-2008	2016-2018	57,600
Hanshin Expressway Co., Ltd.	1.40-1.60%	2006-2008	2016-2018	29,400
Japan Railway Construction, Transport and Technology Agency	1.20-2.10%	1998-1999	2008-2009	40,200
Narita International Airport Corporation	0.60-1.6%	2002-2006	2012-2016	86,563
Urban Renaissance Agency	0.20-1.90%	1999-2008	2008-2012	770,000
Deposit Insurance Corporation of Japan	0.20-1.50%	2003-2007	2008-2012	6,450,000
Banks’ Shareholdings Purchase Corporation	0.30-1.30%	2004-2006	2008-2010	700,000
Electric Power Development Co., Ltd.	1.10-2.10%	1998-2001	2008-2011	445,970
Kansai International Airport Co., Ltd.	0.50-2.40%	1998-2008	2008-2027	406,050
Organization for Promoting Urban Development	0.80-1.90%	1999-2005	2009-2015	5,505
Central Japan International Airport Co., Ltd.	0.80-2.10%	1999-2004	2009-2014	222,320

Total				¥41,464,428

2. Borrowings of Government-Affiliated Corporations
Japan Oil, Gas and Metals National Corporation	0.720-1.214%	2005-2007	2008-2010	¥670,722
Environmental Restoration and Conservation Agency of Japan	0.881-1.046%	2007-2008	2010-2011	9,200
Incorporated Administrative Agency—Agriculture, Forestry and Fisheries Credit Foundations	0.320-1.322%	2004-2007	2008-2011	13,546
Incorporated Administrative Agency—Farmers Pension Fund	0.603-1.377%	2003-2008	2008-2013	339,778
Japan Railway Construction, Transport and Technology Agency	0.624-0.905%	2007-2008	2008-2009	52,994
Deposit Insurance Corporation of Japan	0.440-0.974%	2006-2008	2008-2009	524,400
Organization for Environment Improvement around Airport	0.750-0.830%	2004-2005	2008-2009	256
Life Insurance Policyholders Protection Corporation of Japan	0.688%	2005	2010	48,340
Organization for Promoting Urban Development	0.440-1.000%	2005-2008	2008-2010	160,600
Japan Environmental Safety Corporation	0.485-1.304%	2004-2008	2008-2012	88,950

Total				¥1,908,786

Total Internal Debt Guaranteed by the Japanese Government				¥43,373,214

EXTERNAL DEBT
Debt Guaranteed by the Japanese Government

				Principal Amounts		Principal Amounts
				Outstanding as of		Outstanding as of
				March 31, 2008		March 31, 2008
	Interest	Year of Loan	Year of Maturity	(in thousands)		(in thousands)

Development Bank of Japan	4.250-6.875%	1999-2007	2011-2017		$2,350,000	—
	4.750-5.625%	2001-2007	2011-2027		€1,450,000	1,450,000
	1.050-2.300%	1998-2007	2010-2028		¥605,000,000	—

Japan Bank for International Cooperation	4.000-7.000%	1999-2008	2009-2016		$6,900,000	—
	3.250-4.500%	2003-2004	2008-2014		€1,750,000	1,750,000
	5.750%	1997	2008	FFr	2,000,000	304,898
	4.780%	2005	2010	THB	3,000,000

Japan Finance Corporation for Municipal Enterprises	4.625-6.000%	1999-2007	2009-2017		$3,900,000	—
	5.000%	1998	2008	DM	500,000	255,646
	5.750%	1999	2019		£150,000	—
	4.500%	2004	2014		€900,000	900,000
	1.350-2.000%	2002-2006	2012-2016		¥450,000,000	—

Japan Finance Corporation for Small and Medium Enterprise	floating rate	2002	2009		€300,000	300,000
	4.125%	2003	2010		€300,000	300,000
	1.100%	2004	2011		¥40,000,000	—
	2.125%	2006	2012	SFr	250,000

Japan Expressway Holding and Debt Repayment Agency	3.375-4.625%	2003-2005	2008-2013		$2,250,000	—
Tokyo Metropolitan Government	6.125-6.875%	1999-2001	2009-2011		$330,000	—
	4.500%	1999	2009		€150,000	150,000
Yokohama City	3.250%	1999	2009	SFr	115,000	—
	7.000%	1999	2009		$80,000	—
Electric Power Development Co., Ltd.	1.800%	2000	2010		¥38,000,000	—

Totals by currency					$15,810,000	€—
				SFr	365,000	—
				DM	500,000	255,646
				FFr	2,000,000	304,898
					£150,000	—
					€4,850,000	4,850,000
					¥1,133,000,000	—
				THB	3,000,000	—
						€5,410,544

SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS
The following table sets forth information relating to Japan’s obligations to contribute to the capital and financing requirements of international financing organizations in which it participates as of March 31, 2007.

Organization	Subscription Amount
	(in millions)
International Monetary Fund	$21,912	(a)
International Bank for Reconstruction and Development	15,321	(b)
International Development Association	28,858	(c)
International Finance Corporation	141	(d)
Multilateral Investment Guarantee Agency	97	(e)
International Fund for Agricultural Development	376	(f)
Asian Development Bank	8,717	(g)
African Development Bank	1,887	(h)
African Development Fund	3,059	(i)
European Bank for Reconstruction and Development	2,505	(j)
Inter-American Development Bank	5,050	(k)
Inter-American Investment Corporation	24	(l)
Multilateral Investment Fund	570	(m)

(a)	Equivalent of SDR13,312.8 million. Of Japan’s past subscriptions, 2% was initially paid in gold, 22% in SDRs and 76% in yen, including non-interest bearing demand notes payable in yen.

(b)	As stated in IBRD Financial Statements as of June 30, 2007.

(c)	As stated in IDA Financial Statements as of June 30, 2007.

(d)	As stated in IFC Financial Statements as of June 30, 2007.

(e)	As stated in MIGA Financial Statements as of June 30, 2007.

(f)	As stated in IFAD Financial Statements as of December 31, 2007.

(g)	As stated in ADB Financial Statements as of December 31, 2007.

(h)	As stated in AfDB Financial Statements as of December 31, 2007. Equivalent of UA 1,194 million.

(i)	As stated in AfDF Financial Statements as of December 31, 2007. Equivalent of UA 1,936 million.

(j)	As stated in EBRD Financial Statements as of December 31, 2007. Equivalent of €1,704 million.

(k)	As stated in IDB Financial Statements as of December 31, 2007.

(l)	As stated in IIC Financial Statements as of December 31, 2007.

(m)	As stated in MIF Financial Statements as of December 31, 2007